Exhibit 10.3
EMPLOYMENT AGREEMENT
This sets forth the Employment Agreement ("Agreement") made effective as of January 1, 2007 between SUNCOAST NUTRICEUTICALS, INC., a Delaware corporation with an address for purposes hereof at 14404 North Road, Loxahatchee, FL 33470 (the "Employer" or “Company”) and KEVIN McDONNELL ("Employee”).

IN CONSIDERATION of the mutual agreements and covenants contained herein, and other good and valuable consideration, the parties agree as follows:

1.           Employment.  Employer hereby employs Employee, and Employee hereby agrees to serve, as an Executive of the Employer, for an "Initial Term" of five years, commencing effective January 1, 2007 and ending on December 31, 2012.  Unless sooner terminated, this Agreement shall then automatically renew for successive terms of one year (each one year term being a "Renewal Term") until either party notifies the other of its intention not to renew this Agreement by giving the other party notice in writing at least ninety (90) days prior to the end of the applicable term.  The Initial Term and any Renewal Terms, collectively are the “Employment Period.”

2.           Duties.  Employee shall have primary responsibility, subject to the control of Employer's Board of Directors, for the business operations of the Company and shall have the title of President and Chief Executive Officer.    The Employee shall be authorized to do all such acts and things as may be necessary or desirable, for or in connection with the performance of his duties, and shall perform such other mutually agreeable duties consistent with those for an executive as are delegated to him by the  Board of Directors and shall provide such time and effort as shall required for the performance of such duties.   The Executive acknowledges that his services and responsibilities are of particular significance to the Company and that his position with the Company does and will continue to give him an intimate knowledge of the current and future business plans, confidential corporate strategies, and access to the customer base of the Company.  Accordingly, Executive agrees that he will not, at any time during the term of this Agreement or any extension thereof, or within three years of the expiration or termination thereof, directly or indirectly engage in, be associated with or be employed by any business operation in competition, direct or indirect, with the business operations of the Company unless authorized in writing by the Company.

3.           Base Salary.  During the Employment Period of this Agreement, Employer shall pay the Employee a base salary at an annual rate of $24,000 ("Base Salary"), payable bi-weekly and in accordance with Employer's regular payroll practices for its executive employees.

Bonuses.   During the Employment Period, Employer shall pay an annual bonus to Employee as shall be fixed by the Board of Directors.

4.           Fringe Benefits.

(a)         Benefit Plans.  The Employee shall be eligible to participate in any employee pension benefit plans, group life insurance plans, medical plans, dental plans, long-term disability plans, stock option plans, incentive compensation plans, insurance programs and other fringe benefit programs as may be maintained by Employer for the benefit of its executive employees.  Participation in any of Employer's benefit plans and programs shall be subject to satisfaction of the eligibility requirements and other conditions of such plans and programs.  If employee does not enroll in an Employer paid medical plan, Employee shall receive a stipend equal to the average cost of a family medical plan.

(b)         Other Benefits.  The Employee shall be entitled to six weeks paid vacation during each calendar year, and shall receive paid time off for all State and all Federal holidays, as well as sick leave and bereavement time off consistent with the paid leave as provided to its executive employees of Employer in accordance with Employer’s policies applicable to its executive employees.  Employee’s unused vacation time in any calendar year shall be carried over to the following calendar year.

(c)         Expenses.  Upon submission to Employer of vouchers, expense reports, receipts and any other required documentation for authorized travel, Employee shall be reimbursed his actual out-of-pocket travel and other expenses reasonably incurred and paid by the Employee in connection with Employee’s performance of duties hereunder and in accordance with Employer policies applicable to its executive employees

Stock Compensation.  As additional consideration, the Employer will issue the Employee 100,000 shares of Common Stock of the Company.   If the Employer terminates this Agreement for cause, or the Employee terminates it without cause or voluntarily resigns, the Employee shall not be entitled to any Shares or Warrants which would have been issuable on the anniversary dates after the termination or resignation.  Employee shall be entitled to sell any Shares after issuance in accordance with the provisions of Rule 144 promulgated under the Securities Act of 1933 as amended.  If the Employer terminates this Agreement without cause or if the Employee terminates this Agreement with cause, the Employee shall immediately receive all shares and warrants as set forth in this Section 5.

5.           Withholding.  Employer shall deduct and withhold from compensation and benefits provided under this Agreement, all necessary income and employment taxes and any other similar sums required by law to be withheld.

6.           Termination.  This Agreement, the Employment Period, and the Employee’s employment by Employer, shall be subject to termination as follows:

(a)         Expiration of Term.  This Agreement shall terminate automatically at the end of the Initial Term or any Renewal Term if written notice of an election not to renew is given in accordance with Section 1 of this Agreement.  The Employee’s Base Salary and any applicable bonuses shall continue to be paid until the expiration of the then current term.

(b)         Termination Upon Death.  This Agreement shall terminate automatically upon the Employee’s death.  Base Salary and any bonuses that are accrued but unpaid as of the date of death shall be paid to the Employee’s estate.

(c)         Termination Upon Disability.  Employer may terminate this Agreement upon the Employee’s permanent disability which causes the Employee’s inability to perform his duties hereunder by reason of physical or mental illness or injury.     The determination of permanent disability shall be made by a physician selected by Employee which must be mutually agreed upon by Employer.

(d)         Early Termination By Employer.  Employer may terminate this Agreement and the Employee’s employment hereunder for "cause" by written notice to the Employee in the manner provided in Section 12(e).  For purposes of this Agreement, "cause" shall mean either: (1) Employees willful failure to perform duties required hereunder after written notice in a manner provided under Section 12(e) specifying the particulars of the alleged willful failure has been provided to the Employee and the Employee has been given a 30 day period to cure any such willful failure to perform his duties or (2) Employee’s conviction of a felony involving theft, dishonesty or fraud detrimental to Employer; or if the Employer terminates this Agreement without cause, Employer  shall pay Employee a severance payment equal to the total of his then current Base Salary for the remainder of the Employment Period, plus any bonuses that would have been payable during the remainder of the Employment Period, and any non-compete and/or non-solicitation clauses shall no longer apply to Employee.  This severance payment shall be paid within thirty (30) days from the date of Employer's notice of termination with any future bonus payments payable to Employee within thirty (30) days after being identified. Further, Employee shall immediately receive all shares and warrants as specified in Section 6 if Employer terminates this Agreement without cause.

(e)         Early Termination By Employee.  Employee may terminate this Agreement and his employment hereunder by written notice to Employer in the manner provided in Section 12(e) if: Employer substantially changes the nature of the Employee’s duties, work location or other material terms and conditions of the Employee’s performance of services, Employer files Bankruptcy, or Employer fails to pay any amounts due or provide any benefits required under this Agreement or otherwise breaches this Agreement and fails to cure such default or violation within fifteen (15) days following written notice to Employer.  If the Employee terminates this Agreement for any of the above reasons, then the Employer shall, within thirty (30) days of termination, pay Employee a payment equal to a total of his then current Base Salary for the remainder of the Employment Period, plus any bonuses that would have been payable during the remainder of the Employment Period, and any non-compete and/or non-solicitation clauses shall no longer apply to Employee.  Further, Employee shall immediately receive all shares and warrants as specified in Section 6.   If the Employee resigns or terminates this Agreement without cause, the Employee will forfeit any outstanding options that were not vested at the time, as well as the right to any salary, severance and/or bonuses and shall only receive his Base Salary and any bonuses due prior to the date of such resignation or termination.

7.           No Prior Restrictions.  The Employee affirms and represents that he is under no obligations to any present or former employer or other third party, including but not limited to TB&A, which is in any way inconsistent with, or which imposes any restriction upon the employment of the Employee by Employer.

8.           Confidentiality.                                During the Employment Period, and for a period of three (3) years thereafter, the Employee shall not, without the prior written consent of Employer, disclose to third parties any confidential financial, business or technical information or trade secret acquired in the course of the Employee’s employment by Employer except to the extent such disclosure is necessary or appropriate for the Employee to perform his duties hereunder. This restriction shall cease to apply to any such confidential information that: (1) is now or subsequently becomes generally known or available by publication, commercial use, in the public domain, or required by law to be disclosed, or (2) is known by a third party at the time of receipt of such information from the Employee or, (3) was rightfully furnished to the third party by the Employee or otherwise during the term of this Agreement.  The Employee acknowledges and agrees that it would be difficult to compensate Employer fully for damages resulting from the breach or threatened breach of the confidentiality provisions set forth in this Section 11, and, agrees that Employer shall be entitled to enforce the provisions set forth in Section 11 through preliminary and permanent injunctions in addition to any other remedies available to Employer at law or equity.  Further, the parties agree to keep the contents of this Agreement confidential.

9.           Miscellaneous.

(a)         Governing Laws.  The laws of the State of Florida, without regard to its choice of law principles to the extent they would result in the application of the laws of any other state, shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

(b)         Severability.  If any one or more provisions of this Agreement, or the application thereof, shall for any reason and to any extent by invalid or unenforceable, the remainder of this Agreement shall be interpreted so as best to reasonably effect the intent of the parties.  The parties further agree to replace any such void or unenforceable provisions of this Agreement with valid and enforceable provisions that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

(c)         Entire Agreement; Amendment.  This Agreement constitutes the entire agreement between the parties with respect to its subject matter and it supersedes all prior negotiations and agreements relating to the matters addressed herein.  This Agreement may be amended only by a writing signed by both Employer and the Employee.

(d)         No Waiver.  The failure of any party to enforce any of the provisions of this Agreement shall not be construed to be a waiver of the right of the party thereafter to enforce such provisions.

(e)         Notices.  Whenever a party desires or is required to give any notice, demand, or request with respect to this Agreement, each such communication shall be in writing and shall be delivered in person or delivered by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Employer:

If to the Employee:

or in any such case, at such other address or addresses as shall have been furnished in writing by such party to the other.  All communications shall be deemed effective upon receipt.

(f)         Assignment.  Neither this Agreement nor any rights hereunder are assignable or otherwise transferable by the Employee, in whole or in part.  Employer may assign or transfer this Agreement and rights hereunder to any affiliate or successor of substantially all of its assets whether by merger, consolidation or otherwise provided the Employer shall notify the Employee within ten (10) days after any such assignment or transfer and the assignee or successor shall agree in writing to the terms and conditions of this Agreement.  Any such permitted assignee or successor shall be deemed the “Employer” herein.

(g)        Arbitration.  Any action, dispute, controversy or claim between or among the Parties, whether sounding in contract, tort, or otherwise ("Dispute") shall, at the request of any Party, be finally resolved by arbitration before a single arbitrator in accordance with the commercial rules and procedures as established by the American Arbitration Association, with venue in Palm Beach County, Florida.

(h)        Attorney Fees Provision.  In any litigation, arbitration, or other proceeding by which one party either seeks to enforce its rights under this Agreement (whether in contract, tort, or both) or  seeks a declaration of any rights or obligations under this Agreement, the prevailing party shall be awarded its reasonable attorney fees, and costs and expenses incurred.

(i)         Execution.  The foregoing Employment Agreement is established by the following signatures of the parties and upon execution by both parties is effective as of the date first set forth above provided the closing on the Agreement For Purchase And Sale Of Stock has occurred or occurs simultaneous with this Agreement.  This Agreement may be executed in separate counterparts, each of which, when taken together shall constitute one original. This Agreement is effective upon transmission by facsimile or other electronic copies of signed documents by each party to the other party along with signed copies of the Agreement For Purchase And Sale Of Stock.

SUNCOAST NUTRICEUTICALS, INC.

By:___________________________
    Shannon P. Reilly, Sec.

EMPLOYEE:

_____________________________
     KEVIN McDONNELL